Multiband Reports Fiscal 2006 Results; Record Revenues Exceed $18 Million

-4th Quarter EBITDA Exceeds $150,000
-Sequential Gains Noted in Revenues, EBITDA

MINNEAPOLIS, April 2, 2007 -- Multiband Corporation, (NASDAQ:MBND), one of the nation’s largest providers of video, voice, and data services to the Multi-Dwelling Unit (Apartment) industry, reports the results of its 2006 fiscal year of operations ended December 31, 2006.

The Company recorded record revenues of $18,051,601 up from $16,515,426 in 2005.
Net Loss for the period, which included over 9.5 million of interest and non- cash expenses, totaled $(10,183,723) vs. $(7,475,000) in 2005; however the 2006 numbers include $3,083,257 in non-cash charges associated with impairment and stock option expensing which were not required to be incurred in 2005.

4th Quarter Revenues totaled $4,620,935 in 2006 vs. $4,367,284 in 2005. 4th Quarter 2006 EBITDA was a positive $153,285 vs. a negative $(152,488) in the 4th quarter of 2005. Sequential revenues vs. the 3rd Quarter of 2006 increased from $4,524,885 and EBITDA improved sequentially from a negative $(230,219).

The Company reported approximately 106,500 Owned and Managed Revenue Generating Units comprised of its “Watch, Talk, and Surf” services of video, voice, and internet products in its Form 10-K filing as well as customers managed on behalf of DirecTV. Multiband also manages approximately 14,000 subscribers in its service center business. This number is expected to continue to grow throughout 2007.

Multiband segment reporting showed strong organic growth in its Minnesota Digital Universe subsidiary, growing from $8,572,160 in 2005 revenues to $10,477,802 in 2006. Operating profit grew from $2,691,921 in 2005 to $4,066,850 in that segment. The Company’s MCS division, which sold its California video base to Consoldated Smart Systems showed a slight decline in revenue, resulting primarily from the sale of subscriptions. Revenues in MCS were $7,573,799 in 2006 and $7,943,266 in 2005. Operating Income in the MCS division was $(8,492,405) in 2006 vs. $(5,458,620) in 2005, however, the 2006 numbers reflect a $2,261,500 non-cash impairment charge related to the sale of the Company’s California video subscribers.

James L. Mandel, Multiband CEO stated, “2006 initiated a transition period for the Company. During the year we accomplished several key objectives which place us in the very unique position of being the largest distribution and back office applicator for the Multiple Dwelling Unit industry. The sale of our California video base and simultaneous creation of our joint serviced offerings to the same base in concert with the buyer, Consolidated Smart Systems, opened a clear and concise path to further growth. We are excited to continue the development of these unique operating processes along with our joint venture partners and main supplier, DirecTV.”

Mandel further stated, “The continued deployment of our service center offerings including the MDU industry’s only DirecTV integrated billing platform undoubtedly places Multiband with the unique opportunity to be the “back office” for this industry sector.”

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company’s investor relations web site (www.multibandusa.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company’s quarterly financial results.

The Company, as is common in the cable and telecommunications industries, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The majority of the Company’s ongoing non-cash expense results from amortization of intangible right of entry agreement assets obtained through acquisition. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of the aforementioned assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. The following table reconciles the Company’s EBITDA to our consolidated net loss as computed under GAAP.

Multiband Corporation and Subsidiaries

	Three Months Ended
	Dec 31, 2005	Dec 31, 2006
Selected Data
Revenues	$4,367,284	$4,620,935
EBITDA	$(152,488)	$153,285
Interest Expense (Cash and non-cash), exclusive of interest income	(260,202)	(270,717)
Depreciation & Amortization/Impairment	(1,157,514)	(3,413,782)
Taxes	-	(26,948)
Other Non Cash Expense including expenses associated with Stock Issuance	(60,925)	(331,440)

Net Loss	$(1,631,129)	$(3,889,602)

About Multiband…

Multiband Corporation is a leading provider of software and integrated billing services; including video, voice, data and other value-added local services to multiple dwelling units (MDU's)...... on a single bill, directly and through strategic partnerships. Multiband is also an exclusive DirectTV master system operator. Multiband is headquartered in Minneapolis, MN and has offices across the United States, as well as, a state of the art service center located in Fargo, ND providing call center capabilities and other value-added services

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that affect the Company's financial results; can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Contact:

James L. Mandel
CEO
Multiband Corporation
Minneapolis, Minnesota
763-504-3000